Exhibit 10.1

ACTIVISION BLIZZARD, INC.

3100 Ocean Park Boulevard

Santa Monica, California 90405

July 25, 2013

Robert A. Kotick
c/o Activision Blizzard, Inc.
3100 Ocean Park Boulevard
Santa Monica, CA  90405

Re: Waiver and Acknowledgement Letter

Dear Bobby:

Reference is made to the transactions contemplated by that certain Stock Purchase Agreement by and among Activision Blizzard, Inc. (“Activision”), ASAC II LP (“ASAC”) and Vivendi S.A. (“Vivendi”), being executed concurrently with this letter agreement (the “Purchase Agreement”).  Pursuant to the Purchase Agreement, (i) Activision will acquire all of the capital stock of Amber Holding Subsidiary Co., a wholly-owned subsidiary of Vivendi (the “Purchase”), which at the time of the Purchase will be the direct owner of 428,676,471 shares of Activision’s common stock, (ii) ASAC will purchase from Vivendi up to 171,968,042 shares of Activision’s common stock (the “Private Sale”), (iii) after the consummation of the Purchase and the Private Sale and subject to the restrictions set forth in the Purchase Agreement, Vivendi may commence one or more registered public offerings (the “Market Offerings”) for the sale of up to all of the shares of Activision common stock that will be owned by Vivendi and its subsidiaries after giving effect to the Purchase and Private Sale, and (iv) in order to facilitate the Purchase, the Private Sale and the Market Offerings, prior to the transfer of the capital stock of Amber Holding Subsidiary Co., to Activision, Vivendi and its subsidiaries shall consummate certain restructuring transactions ((i)-(iv) collectively, the “Transactions”).

Under the terms of that certain Employment Agreement dated March 15, 2012, between you and Activision (the “Employment Agreement”), Activision’s 2008 Incentive Plan (or any predecessor or successor plans) or any award agreements in respect of awards granted to you thereunder (collectively, and including and any predecessor or successor plans, the “2008 Incentive Plan”), you are entitled to certain payments, benefits and vesting upon a “Change in Control,” “Change of Control” or term of similar meaning (collectively, a “Change in Control”) or in connection with certain qualifying terminations within a specified time prior to or following a Change in Control, including (i) a cash bonus between $30 and $45 million, (ii) extended exercisability periods for certain of your equity-based awards, (iii) accelerated vesting of certain of your equity-based awards, (iv) your ability to make an election as to the treatment of certain of your equity-based awards in connection with such Change in Control, (v) enhanced severance, and (vi) a Section 280G “golden parachute” tax gross-up.  Among other events, certain changes in the membership of Activision’s Board of Directors following the Transactions and the acquisition of Activision common stock by ASAC in connection with the Transactions, taken individually, collectively, or in conjunction with other future events (as applicable), would constitute a Change in Control under the Employment Agreement, the 2008 Incentive Plan and under certain other compensation and benefit plans, agreements and arrangements of Activision and its affiliates in which you participate, are eligible to participate or to which you are a party or a beneficiary

(collectively, and including and any predecessor or successor plans, the “Other Benefit Plans and Arrangements”).  In connection with, and to facilitate the Transactions, you have voluntarily agreed to waive the rights you have to such payments, benefits and vesting under your Employment Agreement, the 2008 Incentive Plan and any Other Benefit Plans and Arrangements as a result of the Transactions, whether taken individually, collectively or in conjunction with other future events (as applicable).  The specific parameters of your waiver are set forth in detail below.

By signing this letter, you acknowledge and agree that the Transactions, taken either individually or collectively, shall not (or shall be deemed not to) constitute a Change in Control under any of the Employment Agreement, the 2008 Incentive Plan, or under the Other Benefit Plans and Arrangements.  In furtherance of and not in limitation of the foregoing, by signing this letter agreement, you agree to waive the rights that you have to such payments, benefits and vesting under Sections 10 and/or 11 of the Employment Agreement, under the 2008 Incentive Plan and under any Other Benefit Plans and Arrangements (in each case with respect to all current and future grants, awards, benefits or entitlements), in each case, in connection with or as a consequence of the Transactions.  Your waivers under this letter agreement relate to all aspects of the Transactions and you agree that (i) any changes in the membership of Activision’s Board of Directors in connection with or during the one-year period following the consummation of the Transactions will not constitute, or serve as a basis for a claim that, a Change in Control has occurred, and (ii) in no event (A) shall the shares of Activision common stock acquired by ASAC in connection with the Transactions, whether held or controlled, directly or indirectly, by ASAC, any of its investors, you, Brian G. Kelly, any lender to ASAC, or your or their respective affiliates or transferees (collectively, the “ASAC Investors”) be included in or count toward, or (B) shall the ASAC Investors be deemed to be a group, in the case of clauses (A) and (B), for any purpose under any applicable definition of Change in Control, in connection with a determination of whether a Change in Control has occurred or any claim that a Change in Control has occurred.

You shall bear your own costs and expenses, including attorneys’ fees, in connection with the negotiation of, and any dispute under, this letter agreement, notwithstanding anything to the contrary in your Employment Agreement or any other agreement between you and Activision or any of its affiliates.  You understand that the waiver of your rights as set forth herein to change in control payments, benefits, vesting or other protections is a predicate to Activision’s approval of the Transactions and that but for your entering into this letter agreement, Activision would not proceed with the Transactions.

You acknowledge that you understand that the waivers set forth in this letter agreement amend plans and agreements under which you have rights and obligations, including without limitation your Employment Agreement and equity award agreements, and you voluntarily accept such terms.  You further acknowledge that:  (i) this letter agreement is executed voluntarily and without any duress or undue influence on the part or behalf of Activision, Vivendi, ASAC or any of their respective affiliates; (ii) you understand this entire letter agreement; and (iii) you have been advised to seek the advice of legal counsel before executing this letter agreement.  The parties acknowledge that in the event that the Transactions are not consummated, this letter agreement will become null and void ab initio and of no further force and effect.

The foregoing represents a legally binding commitment of the parties hereto.  This letter agreement supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between you and Activision, Vivendi or any other person with respect to the subject matter hereof, to the extent they conflict herewith. This letter agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same.  This letter agreement will be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

[Signature Page Follows]

Please sign below to indicate your acknowledgement and acceptance of the terms of this letter agreement.

Very truly yours,

By:	/s/ Chris B. Walther
Name: Chris B. Walther
Title: Chief Legal Officer

[Signature Page to Waiver and Acknowledgement Letter]

Agreed to and acknowledged
as of the date first above written:

/s/ Robert A. Kotick
Robert A. Kotick

[Signature Page to Waiver and Acknowledgement Letter]